EXHIBIT 16.1

April 30, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Navios Maritime Midstream Partners L.P. (copy attached), which we understand will be furnished to the Securities and Exchange Commission as part of the Form 6-K of Navios Maritime Midstream Partners L.P. dated April 30, 2015. We agree with the statements concerning our Firm in such Form 6-K.

Very truly yours,

/s/ PricewaterhouseCoopers S.A.

PricewaterhouseCoopers S.A.

Change in Registrant’s Certifying Accountant

On April 7, 2015, the Audit Committee of the Board of Directors of Navios Maritime Midstream Partners L.P. (“Navios Midstream” or the “Company”) dismissed PricewaterhouseCoopers S.A. (“PwC”) from the role of independent registered public accounting firm for Navios Midstream.

The reports of PwC on Navios Midstream’s combined and consolidated financial statements for the fiscal years ended December 31, 2013 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2013 and 2014, and the subsequent interim period from January 1, 2015 through April 7, 2015, (i) Navios Midstream had no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports on the combined and consolidated financial statements for such years, and (ii) there were no “reportable events” as defined in Item 16F(a)(1)(v) of Form 20-F.

Navios Midstream provided PwC with a copy of this Form 6-K prior to its filing with the Securities and Exchange Commission and requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of PwC’s letter, dated April 30, 2015, is attached as Exhibit 16.1 to this Form 6-K.

On April 7, 2015, the Audit Committee of the Board of Directors of Navios Midstream has engaged Ernst & Young (Hellas) Certified Auditors-Accountants S.A. (“Ernst & Young”) as Navios Midstream’s new independent registered public accounting firm. In connection with the audits of the Company’s financial statements for each of the fiscal years ended December 31, 2013 and 2014, and through April 7, 2015, neither Navios Midstream nor anyone on its behalf has consulted with Ernst & Young on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Navios Midstream’s financial statements, or any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to Item 16F of Form 20-F, or a reportable event, as that term is defined in Item 16F(a)(1)(v) of Form 20-F.